EXHIBIT 99.2: Revised Management's Discussion and Analysis of Financial Condition and Results of Operations.
Management's Discussion and Analysis
Forward-Looking Statements
Certain statements in this report, other than purely historical information, including estimates, projections, statements relating to our business plans, objectives, and expected operating results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements may appear throughout this report, including without limitation, the following sections: “Management's Discussion and Analysis” and “Risk Factors.” These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements are based on current expectations and assumptions, which are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from those projected herein is included, without limitation, in the section titled "Economic Conditions and Uncertainties" and the section titled “Risk Factors” (Part I, Item 1A) of the Form 10-K for the year ended June 30, 2018. We undertake no obligation to update or revise publicly any forward-looking statements, whether because of new information, future events or otherwise.
The purpose of Management's Discussion and Analysis (MD&A) is to provide an understanding of Procter & Gamble's financial condition, results of operations and cash flows by focusing on changes in certain key measures from year to year. The MD&A is provided as a supplement to, and should be read in conjunction with, our Consolidated Financial Statements and accompanying notes. The MD&A is organized in the following sections:

•	Overview

•	Summary of 2018 Results

•	Economic Conditions and Uncertainties

•	Results of Operations

•	Segment Results

•	Cash Flow, Financial Condition and Liquidity

•	Significant Accounting Policies and Estimates

•	Other Information
Throughout the MD&A we refer to measures used by management to evaluate performance, including unit volume growth, net sales and net earnings. We also refer to a number of financial measures that are not defined under accounting principles generally accepted in the United States of America (U.S. GAAP), including organic sales growth, core earnings per share (Core EPS), adjusted free cash flow and adjusted free cash flow productivity. Organic sales growth is net sales growth excluding the impacts of acquisitions, divestitures, foreign exchange and India Goods and Services tax changes from year-over-year comparisons. Core EPS is diluted net earnings per share from continuing operations excluding certain items that are not judged to be part of the Company's sustainable results or trends. Adjusted free cash flow is operating cash flow less capital spending and certain divestiture impacts. Adjusted free cash flow productivity is the ratio of adjusted free cash flow to net earnings excluding certain one-time items. We believe these measures provide our investors with additional information about our underlying results and trends, as well as insight to some of the metrics used to evaluate management. The explanation at the end of the MD&A provides more details on the use and the derivation of these measures.
Management also uses certain market share and market consumption estimates to evaluate performance relative to competition despite some limitations on the availability and comparability of share and consumption information. References to market share and consumption in the MD&A are based on a combination of vendor purchased traditional brick-and-mortar and online data in key markets as well as internal estimates. All market share references represent the percentage of sales in dollar terms on a constant currency basis of our products, relative to all product sales in the category. The Company measures fiscal-year-to-date market shares through the most recent period for which market share data is available, which typically reflects a lag time of one or two months.
OVERVIEW
P&G is a global leader in the fast-moving consumer goods industry, focused on providing branded consumer packaged goods of superior quality and value to our consumers around the world. Our products are sold in more than 180 countries and territories primarily through mass merchandisers, e-commerce, grocery stores, membership club stores, drug stores, department stores, distributors, baby stores, specialty beauty stores, high-frequency stores and pharmacies. We have on-the-ground operations in approximately 70 countries.
Our market environment is highly competitive with global, regional and local competitors. In many of the markets and industry segments in which we sell our products, we compete against other branded products, as well as retailers' private-label brands. Additionally, many of the product segments in which we compete are differentiated by price tiers (referred to as super-premium, premium, mid-tier and value-tier products). We are well positioned in the industry segments and markets in which we operate, often holding a leadership or significant market share position.

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ORGANIZATIONAL STRUCTURE
Our organizational structure is comprised of Global Business Units (GBUs), Selling and Market Operations (SMOs), Global Business Services (GBS) and Corporate Functions (CF).
Global Business Units
Our GBUs are organized into ten product categories. Under U.S. GAAP, the GBUs underlying the ten product categories are aggregated into five reportable segments: Beauty; Grooming; Health Care; Fabric & Home Care; and Baby, Feminine & Family Care. The GBUs are responsible for developing overall brand strategy, new product upgrades and innovations and marketing plans. The following provides additional detail on our reportable segments and the ten product categories and brand composition within each segment.

Reportable Segments	% of Net Sales (1)	% of Net Earnings (1)	Product Categories (Sub-Categories)	Major Brands
Beauty	19%	23%	Hair Care (Conditioner, Shampoo, Styling Aids, Treatments)	Head & Shoulders, Pantene, Rejoice
			Skin and Personal Care (Antiperspirant and Deodorant, Personal Cleansing, Skin Care)	Olay, Old Spice, Safeguard, SK-II
Grooming	10%	14%	Grooming (2) (Shave Care - Female Blades & Razors, Male Blades & Razors, Pre- and Post-Shave Products, Other Shave Care; Appliances)	Braun, Fusion, Gillette, Mach3, Prestobarba, Venus
Health Care	12%	13%	Oral Care (Toothbrushes, Toothpaste, Other Oral Care)	Crest, Oral-B
			Personal Health Care (Gastrointestinal, Rapid Diagnostics, Respiratory, Vitamins/Minerals/Supplements, Other Personal Health Care)	Metamucil, Prilosec, Vicks
Fabric & Home Care	32%	27%	Fabric Care (Fabric Enhancers, Laundry Additives, Laundry Detergents)	Ariel, Downy, Gain, Tide
			Home Care (Air Care, Dish Care, P&G Professional, Surface Care)	Cascade, Dawn, Febreze, Mr. Clean, Swiffer
Baby, Feminine & Family Care	27%	23%	Baby Care (Baby Wipes, Diapers and Pants)	Luvs, Pampers
			Feminine Care (Adult Incontinence, Feminine Care)	Always, Tampax
			Family Care (Paper Towels, Tissues, Toilet Paper)	Bounty, Charmin, Puffs

(1)	Percent of Net sales and Net earnings from continuing operations for the year ended June 30, 2018 (excluding results held in Corporate).

(2)	The Grooming product category is comprised of the Shave Care and Appliances GBUs.

Recent Developments:
During fiscal 2018, the Company entered into an agreement to acquire the over the counter (OTC) healthcare business of Merck KGaA for €3.375 billion ($3.9 billion based on current exchange rates). This business primarily sells OTC consumer healthcare products, mainly in Europe, Latin America and Asia markets. Total sales for the business during its most recent fiscal year were approximately $1 billion. We anticipate the transaction to close during fiscal 2019, with the timing subject to regulatory clearance and customary closing conditions. The Company also reached an agreement during fiscal 2018 to dissolve our PGT Healthcare partnership, a venture between the Company and Teva Pharmaceutical Industries, Ltd (Teva) in the OTC consumer healthcare business. Pursuant to the agreement, PGT product assets will return to the original respective parent companies to reestablish independent OTC businesses. This transaction was completed in July 2018 and will be accounted for as a sale of the Teva portion of the PGT business. The Company expects to record an after-tax gain on the sale of approximately $285 million.

During fiscal 2017, the Company completed the divestiture of four product categories, which included 43 of the Company's beauty brands ("Beauty Brands"), including the global salon professional hair care and color, retail hair color, cosmetics and the fine fragrance businesses, along with select hair styling brands. The Beauty Brands had historically been part of the Company’s Beauty reportable segment. The results of the Beauty Brands are presented as discontinued operations and, as such, are excluded from both continuing operations and segment results for all periods presented.
During fiscal 2016, the Company completed the divestiture of its Batteries business. The Batteries business had historically been part of the Company’s Fabric & Home Care reportable segment. The results of the Batteries business are presented as discontinued operations and, as such, are excluded from both continuing operations and segment results for all periods presented.
As a result of these divestitures, the Company's portfolio is comprised of 10 category-based businesses where P&G has

3 The Procter & Gamble Company

leading market positions, strong brands and consumer meaningful product technologies.
Refer to Note 13 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes for more details on each of these divestiture transactions.
Beauty: We are a global market leader in the beauty category. Most of the beauty markets in which we compete are highly fragmented with a large number of global and local competitors. We compete in skin and personal care and in hair care. In skin and personal care, we offer a wide variety of products, ranging from deodorants to personal cleansing to skin care, such as our Olay brand, which is one of the top facial skin care brands in the world with nearly 6% global market share. We are the global market leader in the retail hair care market with over 20% global market share primarily behind our Pantene and Head & Shoulders brands.
Grooming: We compete in shave care and appliances. In Shave Care, we are the global market leader in the blades and razors market. Our global blades and razors market share is nearly 65%, primarily behind the Gillette franchise, including our Fusion, Mach3, Prestobarba and Venus brands. Our appliances, such as electric shavers and epilators, are sold under the Braun brand in a number of markets around the world where we compete against both global and regional competitors. We hold nearly 25% of the male shavers market and over 50% of the female epilators market.
Health Care: We compete in oral care and personal health care. In oral care, there are several global competitors in the market and we have the number two market share position with nearly 20% global market share behind our Oral-B and Crest brands. In personal health care, we are a top ten competitor in a large, highly fragmented industry, primarily behind respiratory treatments (Vicks brand), non-prescription heartburn medications (Prilosec OTC brand) and digestive wellness products (Metamucil, Pepto Bismol and Align brands). Nearly all of our sales outside the U.S. in personal health care are generated through the PGT Healthcare partnership with Teva Pharmaceuticals Ltd. In April 2018, we reached an agreement to dissolve the PGT Healthcare partnership and to acquire the OTC healthcare business of Merck KGaA as discussed above.
Fabric & Home Care: This segment is comprised of a variety of fabric care products, including laundry detergents, additives and fabric enhancers; and home care products, including dishwashing liquids and detergents, surface cleaners and air fresheners. In fabric care, we generally have the number one or number two market share position in the markets in which we compete and are the global market leader with over 25% global market share, primarily behind our Tide, Ariel and Downy brands. Our global home care market share is over 20% across the categories in which we compete.
Baby, Feminine & Family Care: In baby care, we are the global market leader and compete mainly in diapers, pants and baby wipes with over 25% global market share. We have the number one or number two market share position in most of the key markets in which we compete, primarily behind Pampers, the Company's largest brand, with annual net sales of more than $8 billion. We are the global market leader in the feminine care category with over 25% global market share, primarily behind Always. We also compete in the adult incontinence category in certain markets, achieving over 10% market share in most of the markets where we compete. Our family care business is predominantly a North American business comprised largely of the Bounty paper towel and Charmin toilet paper brands. U.S. market shares are over 40% for Bounty and over 25% for Charmin.
Selling and Market Operations
Our SMOs are responsible for developing and executing go-to-market plans at the local level. The SMOs include dedicated retail customer, trade channel and country-specific teams. Our SMOs are organized under six regions, comprised of North America, Europe, Latin America, Asia Pacific, Greater China and India, Middle East and Africa (IMEA). Throughout the MD&A, we reference business results in developed markets, which are comprised of North America, Western Europe and Japan, and developing markets, which are all other markets not included in developed.
Corporate Functions
CF provides company-level strategy and portfolio analysis, corporate accounting, treasury, tax, external relations, governance, human resources and legal, as well as other centralized functional support.
Global Business Services
GBS provides technology, processes and standard data tools to enable the GBUs, the SMOs and Corporate Functions to better understand the business and better serve consumers and customers. The GBS organization is responsible for providing world-class solutions at a low cost and with minimal capital investment.
STRATEGIC FOCUS
P&G aspires to serve the world’s consumers better than our best competitors in every category and in every country in which we compete, and, as a result, deliver total shareholder return in the top one-third of our peer group.  Delivering and sustaining leadership levels of shareholder value creation requires balanced top-line growth, bottom-line growth and strong cash generation.
Our strategic choices are focused on winning with consumers.  The consumers who purchase and use our products are at the center of everything we do.  We win with consumers by delivering superiority across the five key elements of product, packaging, brand communication, retail execution and value equation.
Winning with consumers around the world and against our best competitors requires innovation.  Innovation has always been, and continues to be, P&G’s lifeblood.  Innovation requires consumer insights and technology advancements that lead to product improvements, improved marketing and merchandising programs and game-changing inventions that create new brands and categories.
Productivity improvement is critical to delivering our balanced top-line growth, bottom-line growth and value creation objectives.  Productivity improvement and sales

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growth reinforce and fuel each other.  We are driving productivity improvement across all elements of cost, including cost of goods sold, marketing and promotional expenses and non-manufacturing overhead.  Productivity improvements and cost savings are being reinvested in product and packaging improvements, brand awareness-building advertising and trial-building sampling programs, increased sales coverage and R&D programs.
We are improving operational effectiveness and organizational culture through enhanced clarity of roles and responsibilities, accountability and incentive compensation programs.
The Company has undertaken an effort to focus and strengthen its business portfolio to compete in categories and with brands that are structurally attractive and that play to P&G's strengths. The ongoing portfolio of businesses consists of 10 product categories. These are categories where P&G has leading market positions, strong brands and consumer-meaningful product technologies.

We believe these strategies are right for the long-term health of the Company and our objective of delivering total shareholder return in the top one-third of our peer group.
The Company expects the delivery of the following long-term annual financial targets will result in total shareholder returns in the top third of the competitive peer group:

•	Organic sales growth above market growth rates in the categories and geographies in which we compete;

•	Core EPS growth of mid-to-high single digits; and

•	Adjusted free cash flow productivity of 90% or greater.
In periods with significant macroeconomic pressures, we intend to maintain a disciplined approach to investing so as not to sacrifice the long-term health of our businesses to meet short-term objectives in any given year.

SUMMARY OF 2018 RESULTS

Amounts in millions, except per share amounts	2018	Change vs. Prior Year	2017	Change vs. Prior Year	2016
Net sales	$66,832	3%	$65,058	—%	$65,299
Operating income	13,363	(3)%	13,766	4%	13,258
Net earnings from continuing operations	9,861	(3)%	10,194	2%	10,027
Net earnings from discontinued operations	—	N/A	5,217	N/A	577
Net earnings attributable to Procter & Gamble	9,750	(36)%	15,326	46%	10,508
Diluted net earnings per common share	3.67	(34)%	5.59	51%	3.69
Diluted net earnings per share from continuing operations	3.67	(1)%	3.69	6%	3.49
Core earnings per share	4.22	8%	3.92	7%	3.67
Cash flow from operating activities	14,867	17%	12,753	(17)%	15,435

•	Net sales increased 3% to $66.8 billion including a positive 2% impact from foreign exchange.

◦	Organic sales increased 1% on a 2% increase in organic volume.

◦
Unit volume increased 1%. Volume increased low single digits in Beauty, Health Care and Fabric & Home Care and was unchanged in Grooming. Volume decreased low single digits in Baby, Feminine & Family Care. Excluding the impact of minor brand divestitures, organic volume increased mid-single digits in Fabric & Home Care.

•
Net earnings from continuing operations decreased $333 million or 3% in fiscal 2018, due primarily to the transitional impacts of the U.S. Tax Cuts and Jobs Act (U.S. Tax Act). Please refer to Note 5 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes for further discussion on tax impacts. Operating income decreased 3% due to reduced margins, partially offset by net sales growth. This was largely offset by an increase in Other non-operating income/(expense), net, due to higher costs of early extinguishment of debt in the base period. Favorable foreign exchange impacts increased net earnings from continuing operations by approximately $125 million or 1%.

•	Net earnings from discontinued operations were zero in fiscal 2018 compared to $5.2 billion in fiscal 2017 primarily due to the net impact of a gain on the sale of our Beauty Brands business.

•
Net earnings attributable to Procter & Gamble were $9.8 billion, a decrease of $5.6 billion or 36% versus the prior year primarily due to the aforementioned reduction in net earnings from discontinued operations.

•	Diluted net earnings per share decreased 34% to $3.67.

◦	Diluted net earnings per share from continuing operations decreased 1% to $3.67.

◦	Core EPS increased 8% to $4.22.

•	Cash flow from operating activities was $14.9 billion.

◦	Adjusted free cash flow was $11.2 billion.

◦	Adjusted free cash flow productivity was 104%.

ECONOMIC CONDITIONS AND UNCERTAINTIES
We discuss expectations regarding future performance, events and outcomes, such as our business outlook and objectives, in annual and quarterly reports, press releases and

5 The Procter & Gamble Company

other written and oral communications. All such statements, except for historical and present factual information, are "forward-looking statements" and are based on financial data and our business plans available only as of the time the statements are made, which may become out-of-date or incomplete. We assume no obligation to update any forward-looking statements as a result of new information, future events or other factors. Forward-looking statements are inherently uncertain and investors must recognize that events could be significantly different from our expectations. For more information on risks that could impact our results, refer to Item 1A Risk Factors in the Form 10-K for the year ended June 30, 2018.
Global Economic Conditions. Current macroeconomic factors remain dynamic, and any causes of market size contraction, such as reduced GDP in commodity-dependent economies, greater political unrest in the Middle East, Central & Eastern Europe and the Korean peninsula, economic uncertainty related to the execution of the United Kingdom's exit from the European Union, political instability in certain Latin American markets and overall economic slowdowns, could reduce our sales or erode our operating margin, in either case reducing our earnings.
Changes in Costs. Our costs are subject to fluctuations, particularly due to changes in commodity prices, transportation costs and our own productivity efforts. We have significant exposures to certain commodities, in particular certain oil-derived materials like resins and paper-based materials like pulp, and volatility in the market price of these commodity input materials has a direct impact on our costs. If we are unable to manage commodity and other cost fluctuations through pricing actions, cost savings projects and sourcing decisions, as well as through consistent productivity improvements, it may adversely impact our gross margin, operating margin and net earnings. Sales could also be adversely impacted following pricing actions if there is a negative impact on consumption of our products. We strive to implement, achieve and sustain cost improvement plans, including outsourcing projects, supply chain optimization and general overhead and workforce optimization. As discussed later in this MD&A, we initiated certain non-manufacturing overhead reduction projects along with manufacturing and other supply chain cost improvement projects in 2012. In fiscal 2017, we communicated specific elements of an additional multi-year cost reduction program which is resulting in enrollment reductions and other savings. If we are not successful in executing and sustaining these changes, there could be a negative impact on our operating margin and net earnings.
Foreign Exchange. We have both translation and transaction exposure to the fluctuation of exchange rates. Translation exposures relate to exchange rate impacts of measuring income statements of foreign subsidiaries that do not use the U.S. dollar as their functional currency. Transaction exposures relate to 1) the impact from input costs that are denominated in a currency other than the local reporting currency and 2) the revaluation of transaction-related working capital balances denominated in currencies other than the functional currency. Over previous fiscal years, the U.S. dollar has strengthened versus a number of foreign currencies leading to lower sales and earnings from these foreign exchange impacts. Certain countries experiencing significant exchange rate fluctuations, like Argentina, Egypt, Russia, Turkey and the United Kingdom have previously had, and could in the future have, a significant impact on our sales, costs and earnings. Increased pricing in response to certain fluctuations in foreign currency exchange rates may offset portions of the currency impacts but could also have a negative impact on consumption of our products, which would affect our sales and profits.
Government Policies. Our net earnings could be affected by changes in U.S. or foreign government tax policies, for example, the U.S. Tax Act enacted in December 2017, the implications and uncertainties of which are disclosed elsewhere in this report. Additionally, we attempt to carefully manage our debt, currency and other exposures in certain countries with currency exchange, import authorization and pricing controls, such as Nigeria, Algeria and Egypt. Further, our earnings and sales could be affected by changes to international trade agreements in North America and elsewhere, including potential increases of import tariffs. Changes in government policies in these areas might cause an increase or decrease in our sales, operating margin and net earnings.
For information on risk factors that could impact our results, please refer to “Risk Factors” in Part I, Item 1A of the Form 10-K for the year ended June 30, 2018.
RESULTS OF OPERATIONS
The key metrics included in our discussion of our consolidated results of operations include net sales, gross margin, selling, general and administrative costs (SG&A), other non-operating items and income taxes. The primary factors driving year-over-year changes in net sales include overall market growth in the categories in which we compete, product initiatives, competitive activities (the level of initiatives and other activities by competitors), marketing spending and acquisition and divestiture activity, all of which drive changes in our underlying unit volume, as well as pricing actions (which can also indirectly impact volume), changes in product and geographic mix and foreign currency impacts on sales outside the U.S.
Most of our cost of products sold and SG&A are to some extent variable in nature. Accordingly, our discussion of these operating costs focuses primarily on relative margins rather than the absolute year-over-year changes in total costs. The primary drivers of changes in gross margin are input costs (energy and other commodities), pricing impacts, geographic mix (for example, gross margins in developed markets are generally higher than in developing markets for similar products), product mix (for example, the Beauty segment has higher gross margins than the Company average), foreign exchange rate fluctuations (in situations where certain input costs may be tied to a different functional currency than the underlying sales), the impacts of manufacturing savings projects and reinvestments (for

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example, product or package improvements) and to a lesser extent scale impacts (for costs that are fixed or less variable in nature). The primary components of SG&A are marketing-related costs and non-manufacturing overhead costs. Marketing-related costs are primarily variable in nature, although we may achieve some level of scale benefit over time due to overall growth and other marketing efficiencies. Overhead costs are also variable in nature, but on a relative basis, less so than marketing costs due to our ability to leverage our organization and systems infrastructures to support business growth. Accordingly, we generally experience more scale-related impacts for these costs.
The Company is in the midst of a productivity and cost savings plan to reduce costs in the areas of supply chain, certain marketing activities and overhead expenses. The plan is designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes to fund the Company's growth strategy.
Net Sales
Fiscal year 2018 compared with fiscal year 2017
Net sales increased 3% to $66.8 billion in 2018 on a 1% increase in unit volume versus the prior year. Volume increased low single digits in Beauty, Health Care and Fabric & Home Care and was unchanged in Grooming. Volume decreased low single digits in Baby, Feminine and Family

Care. Excluding the impact of minor brand divestitures, Fabric & Home Care organic volume increased mid-single digits.
Volume increased low single digits in developed and developing regions. Favorable foreign exchange increased net sales by 2%. Pricing had a negative 1% impact on net sales. Product mix had a positive 1% impact on net sales primarily due to a disproportionate growth in super-premium brands. Organic sales grew 1% driven by a 2% increase in organic volume.
Fiscal year 2017 compared with fiscal year 2016
Net sales were unchanged at $65.1 billion in 2017 on a 1% increase in unit volume versus the prior year period. Volume increased low single digits in Grooming, Health Care, Fabric & Home Care and Baby, Feminine & Family Care. Volume decreased low single digits in Beauty. Volume increased low single digits in developed regions and was unchanged in developing regions. Organic volume increased low single digits in both developed and developing markets. Unfavorable foreign exchange reduced net sales by 2%. Neither pricing nor mix had any net impact on net sales for the year. Organic sales grew 2% driven by a 2% increase in organic volume.

Operating Costs

Comparisons as a percentage of net sales; Years ended June 30	6/30/2018	Basis Point Change	6/30/2017	Basis Point Change	6/30/2016
Gross margin	48.5%	(130)	49.8%	40	49.4%
Selling, general and administrative expense	28.5%	(20)	28.7%	(40)	29.1%
Operating margin	20.0%	(120)	21.2%	90	20.3%
Earnings from continuing operations before income taxes	19.9%	(50)	20.4%	(10)	20.5%
Net earnings from continuing operations	14.8%	(90)	15.7%	30	15.4%
Net earnings attributable to Procter & Gamble	14.6%	(900)	23.6%	750	16.1%

Fiscal year 2018 compared with fiscal year 2017
Gross margin decreased 130 basis points to 48.5% of net sales in 2018. Gross margin benefited 200 basis points from total manufacturing cost savings (170 basis points net of product and packaging reinvestments). This was more than offset by:

•	a 90 basis-point negative impact due to higher commodity costs,

•	a 50 basis-point decline due to reduced pricing,

•
a 100 basis-point decline from unfavorable product mix (within segments due to the disproportionate growth of lower margin product forms, large sizes and club channels and between segments caused by the disproportionate volume growth in Fabric & Home Care, which has lower than company-average gross margins),

•	a 30 basis-point negative impact from higher restructuring charges and

•	a 30 basis-point negative impact from unfavorable foreign exchange.

Total SG&A increased 2% to $19.0 billion driven by increased overhead and marketing spending, as well as an increase in other net operating expenses, primarily due to higher gains on real estate sales in the base period. SG&A as a percentage of net sales decreased 20 basis points to 28.5%. Reductions in marketing and overhead spending as a percentage of net sales were partially offset by an increase in other net operating expenses.

•	Marketing spending as a percentage of net sales decreased 30 basis points, primarily driven by reductions in agency compensation and production costs.

•
Overhead costs as a percentage of net sales decreased 20 basis points, primarily driven by productivity savings and sales growth leverage, partially offset by higher restructuring costs versus the base year.

•	Other operating expenses as a percentage of net sales increased 30 basis points primarily due to gains on the sale of real estate in the base year.

7 The Procter & Gamble Company

Fiscal year 2017 compared with fiscal year 2016
Gross margin increased 40 basis points (bps) to 49.8% of net sales in 2017. Gross margin increased primarily due to:

•	a 230 basis-point positive impact from total manufacturing cost savings (210 basis points net of product and packaging reinvestments),

•	a 20 basis-point benefit from lower restructuring charges and

•	a 10 basis-point benefit from positive scale impacts due to higher volume.
These impacts were partially offset by:

•
a 90 basis-point decrease from unfavorable product mix between segments (caused primarily by the lower relative proportion of sales in Grooming, which has higher than company-average gross margins) and within segments (due to disproportionate growth of lower margin products, forms and package sizes in certain businesses),

•	a 40 basis-point negative impact from unfavorable foreign exchange and

•	a combined 70 basis-point impact due to higher commodities and other costs.
Total SG&A decreased 2% to $18.7 billion as increased overhead and advertising spending were more than offset by a reduction in other operating expenses, primarily due to a reduction in net foreign exchange transactional costs and gains on real estate sales. SG&A as a percentage of net sales decreased 40 basis points to 28.7% as a result of the decline in other operating expenses.

•	Marketing spending as a percentage of net sales increased 10 basis points due to an increase in marketing activities, partially offset by productivity savings.

•
Overhead costs as a percentage of net sales increased 20 basis points, primarily driven by wage inflation and increased sales personnel in certain businesses, partially offset by 20 basis points of productivity savings.

•
Other operating expenses as a percent of net sales declined 80 basis points. Lower foreign exchange transactional charges reduced SG&A as a percentage of net sales by approximately 20 basis points. The balance of the reduction is primarily driven by gains on sales of real estate.

Non-Operating Items
Fiscal year 2018 compared with fiscal year 2017

•	Interest expense was $506 million in 2018, an increase of $41 million versus the prior year due to an increase in average long term debt balances and an increase in U.S. interest rates.

•
Interest income was $247 million in 2018, an increase of $76 million versus the prior year primarily due to an increase in average balances of interest bearing cash and cash equivalents and investment securities balances and an increase in U.S. interest rates.

•	Other non-operating income/(expense), which consists primarily of divestiture gains, investment income, non-service components of net defined benefit costs and other non-operating items was a net income of $222 million in 2018, an improvement of $437 million versus the prior year primarily due to lower charges for the early extinguishment of debt (which totaled $346 million in the current year and $543 million in the base year), lower charges related to non-service components of net defined benefit costs (approximately $160 million versus prior year) and an increase in minor brand divestiture gains. In the current year we had approximately $190 million in minor brand divestiture gains, including Swisse, Bold and other minor brands. In 2017, we had approximately $110 million in minor brand divestiture gains, including Hipoglos and other minor brands.
Fiscal year 2017 compared with fiscal year 2016

•	Interest expense was $465 million in 2017, a decrease of $114 million versus the prior year due to a decrease in weighted average interest rates.

•	Interest income was $171 million in 2017, comparable to 2016.

•
Other non-operating income/(expense), which consists primarily of divestiture gains, investment income, non-service components of net defined benefit costs and other non-operating items, was a net expense of $215 million in 2017 versus a net income of $508 million in 2016, a $723 million year-over-year decrease. This change is due to a $543 million current-year charge related to early extinguishment of long-term debt and a reduction in gains on minor brand divestitures. In 2017, we had approximately $110 million in minor brand divestiture gains, including Hipoglos (a baby care brand sold primarily in Brazil) and other minor brands. The prior year divestiture activities included approximately $300 million in minor brand divestiture gains, including Escudo and certain hair care brands in Europe and IMEA.

Income Taxes
Fiscal year 2018 compared with fiscal year 2017
The effective tax rate on continuing operations increased 290 basis points to 26.0% in 2018. A net transitional charge of $602 million resulting from the enactment of the U.S. Tax Act caused a 450 basis-point increase in the current period rate (see Note 5 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes for further discussion). The remaining net decrease of 160 basis points in the effective rate was driven by:

•
a 280 basis-point year over year reduction from the ongoing impacts of the U.S. Tax Act, as the impact of the lower blended U.S. federal rate on current year earnings versus prior year rate was partially offset by reduced foreign tax credits versus prior year due to the inability to fully credit foreign taxes under the U.S. Tax Act,

•	a 170 basis-point reduction from favorable geographic mix of earnings, primarily due to a greater proportion of income in lower tax foreign jurisdictions,

•	a 180 basis-point increase from reduced favorable discrete impacts related to uncertain income tax

The Procter & Gamble Company 8

positions (which netted to approximately 25 basis points in the current year versus 205 basis points in the prior year),

•	a 70 basis-point increase from reduced excess tax benefits from share-based compensation (60 basis points in the current year versus 130 basis points in the prior year) and

•
a 40 basis-point unfavorable impact due to reduced benefits from the tax impacts of early extinguishment of long-term debt (10 basis-point benefit in current year versus 50 basis-point benefit in the prior year).

Fiscal year 2017 compared with fiscal year 2016
The effective tax rate on continuing operations decreased 190 basis points to 23.1%. The rate declined due to:

•
a 130 basis-point impact from excess tax benefits associated with share-based payments due to the adoption of FASB Accounting Standards Update (ASU) 2016-09 Improvements to Employee Share-based Payment Accounting in 2017,

•	a 150 basis-point benefit from discrete impacts related to uncertain income tax positions (which netted to approximately 205 basis points in the current year versus 55 basis points in the prior year),

•	a 50 basis-point benefit from the tax impact of the early extinguishment of long-term debt and

•	a 130 basis-point benefit from the prior year establishment of a valuation allowance on deferred tax assets related to net operating loss carryforwards.
These benefits were partially offset by a 230 basis-point increase from unfavorable geographic mix, primarily due to a greater proportion of total income taxed in the U.S. and a 40 basis-point increase due to the impact of minor brand divestitures.
Net Earnings
Fiscal year 2018 compared with fiscal year 2017
Net earnings from continuing operations decreased 3% to $9.9 billion. Operating income decreased $403 million, or 3%, as the increase in net sales and decrease in SG&A as a percentage of net sales were more than offset by the reduction in gross margin. The increase in net non-operating income/(expense) discussed above benefited net earnings. Net earnings from continuing operations before taxes increased 1%. Increased income tax expense negatively impacted net earnings from continuing operations by approximately 4% due largely to the net charge for the transitional impact of the U.S. Tax Act in 2018. Foreign exchange had a positive impact of $125 million on net earnings in 2018 due to strengthening of certain currencies against the U.S. dollar, including those in the United Kingdom, China, Canada and Russia. This impact includes both transactional charges and translational impacts from converting earnings from foreign subsidiaries to U.S. dollars.
Net earnings from discontinued operations were zero in 2018. Net earnings from discontinued operations were $5.2 billion in 2017, primarily due to the gain on the sale of the Beauty Brands which closed on October 1, 2016 (see Note 13 in

Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes).
Net earnings attributable to Procter & Gamble decreased $5.6 billion, or 36%, to $9.8 billion. The decrease was primarily due to the reduction in net earnings from discontinued operations.
Diluted net earnings per share from continuing operations declined $0.02, or 1%, to $3.67 due primarily to the reduction in net earnings from continuing operations, partially offset by a reduction in the number of weighted average shares outstanding.
Diluted net earnings per share from discontinued operations were zero in 2018, and were $1.90 per share in the prior year due to the gain on the sale of the Beauty Brands in 2017. Diluted net earnings per share decreased $1.92, or 34%, to $3.67.
Core EPS increased 8% to $4.22. Core EPS represents diluted net earnings per share from continuing operations, excluding the current year net charge for the transitional impact of the U.S. Tax Act and the charges in both periods for early extinguishment of debt and incremental restructuring charges related to our productivity and cost savings plans. The increase was driven by increased sales, the lower effective tax rate on core earnings (excluding the transitional net tax charge from the U.S. Tax Act) and the reduction in the number of weighted average shares outstanding discussed above.
Fiscal year 2017 compared with fiscal year 2016
Net earnings from continuing operations increased $167 million, or 2%, to $10.2 billion. Operating income improved $508 million, or 4%, due to improved gross margin and reduced SG&A costs. Net earnings also benefitted from a lower tax rate in 2017. These benefits were partially offset by the increase in net non-operating expenses, discussed above. Foreign exchange impacts reduced net earnings by approximately $420 million in 2017 due to weakening of certain currencies against the U.S. dollar, including those in Argentina, Nigeria, Egypt and the United Kingdom. This impact includes both transactional charges as discussed above in Operating Costs and translational impacts from converting earnings from foreign subsidiaries to U.S. dollars.
Net earnings from discontinued operations increased $4.6 billion in 2017 to $5.2 billion. This change was driven by the $5.3 billion gain on the sale of the Beauty Brands in the current year, partially offset by the impact of the base period results, which included the net earnings of the Batteries and Beauty Brands businesses prior to divestiture, a gain on the sale of the Batteries business and impairment charges on the Batteries business prior to divestiture (see Note 13 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes).
Net earnings attributable to Procter & Gamble increased $4.8 billion, or 46%, to $15.3 billion.
Diluted net earnings per share from continuing operations increased $0.20, or 6%, to $3.69 due to the increase in net earnings from continuing operations and a reduction in the

9 The Procter & Gamble Company

number of weighted average shares outstanding following the shares tendered in the sale of the Beauty Brands to Coty (see Note 13 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes), along with ongoing share repurchases.
Diluted net earnings per share from discontinued operations were $1.90. This was an increase of $1.70 per share versus the prior year primarily resulting from the gain on the sale of the Beauty Brands. Diluted net earnings per share increased $1.90, or 51%, to $5.59.

Core EPS increased 7% to $3.92. Core EPS in fiscal year 2017 represents diluted net earnings per share from continuing operations excluding the charge related to early extinguishment of long-term debt and incremental restructuring charges related to our productivity and cost savings plan. The increase was driven by operating margin expansion, lower effective tax rate and the reduction in the number of weighted average shares outstanding discussed above.

SEGMENT RESULTS
Segment results reflect information on the same basis we use for internal management reporting and performance evaluation. The results of these reportable segments do not include certain non-business unit specific costs such as interest expense, investing activities and certain restructuring and asset impairment costs. These costs are reported in our Corporate segment and are included as part of our Corporate segment discussion. Additionally, as described in Note 2 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes, we apply blended statutory tax rates in the segments. Eliminations to adjust segment results to arrive at our consolidated effective tax rate, including the impacts of the U.S. Tax Act in fiscal 2018, are included in Corporate. All references to net earnings throughout the discussion of segment results refer to net earnings from continuing operations.

	Net Sales Change Drivers 2018 vs. 2017 (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	2%	2%	2%	—%	5%	—%	9%
Grooming	—%	—%	3%	(3)%	(1)%	—%	(1)%
Health Care	3%	3%	3%	(1)%	—%	—%	5%
Fabric & Home Care	3%	4%	1%	(1)%	—%	—%	3%
Baby, Feminine & Family Care	(1)%	(1)%	1%	(1)%	—%	—%	(1)%
TOTAL COMPANY	1%	2%	2%	(1)%	1%	—%	3%

	Net Sales Change Drivers 2017 vs. 2016 (1)
	Volume with Acquisitions & Divestitures	Volume Excluding Acquisitions & Divestitures	Foreign Exchange	Price	Mix	Other (2)	Net Sales Growth
Beauty	(2)%	1%	(2)%	1%	2%	1%	—%
Grooming	2%	3%	(2)%	(1)%	(2)%	—%	(3)%
Health Care	3%	4%	(2)%	—%	1%	—%	2%
Fabric & Home Care	1%	2%	(2)%	—%	1%	—%	—%
Baby, Feminine & Family Care	2%	2%	(2)%	(1)%	—%	—%	(1)%
TOTAL COMPANY	1%	2%	(2)%	—%	—%	1%	—%

(1)	Net sales percentage changes are approximations based on quantitative formulas that are consistently applied.

(2)	Other includes the sales mix impact from acquisitions and divestitures, the impact from India Goods and Services Tax implementation and rounding impacts necessary to reconcile volume to net sales.

BEAUTY

($ millions)	2018	Change vs. 2017	2017	Change vs. 2016
Volume	N/A	2%	N/A	(2)%
Net sales	$12,406	9%	$11,429	—%
Net earnings	$2,320	21%	$1,914	(3)%
% of net sales	18.7%	200 bps	16.7%	(50) bps

Fiscal year 2018 compared with fiscal year 2017
Beauty net sales increased 9% to $12.4 billion in 2018 on a 2% increase in unit volume. Favorable foreign exchange impacts increased net sales by 2%. Favorable product mix added 5% to net sales, primarily due to the disproportionate growth of the super-premium SK-II and premium Olay Skin brands. Organic sales increased 7% on a 2% increase in organic volume. Global market share of the Beauty segment

The Procter & Gamble Company 10

decreased 0.2 points. Volume was unchanged in developed regions and increased low single digits in developing regions.

•
Volume in Hair Care increased low single digits. Volume in developed regions decreased low single digits mainly due to competitive activity. Developing regions volume increased low single digits due to market growth, product innovation and improved in-store executions. Global market share of the hair care category decreased less than half a point.

•
Volume in Skin and Personal Care increased low single digits. Developed market volume increased low single digits driven by product innovation. Volume increased mid-single digits in developing regions behind innovation and increased marketing. Global market share of the skin and personal care category was unchanged.

Net earnings increased 21% to $2.3 billion in 2018 due to the increase in net sales and a 200 basis-point increase in net earnings margin driven primarily by a reduction in SG&A as a percentage of net sales. Gross margin increased slightly driven by manufacturing cost savings. SG&A as a percentage of sales decreased primarily due to positive scale impacts of the net sales increase on both marketing spending and overheads.
Fiscal year 2017 compared with fiscal year 2016
Beauty net sales were unchanged at $11.4 billion in 2017 on a 2% decrease in unit volume. Unfavorable foreign exchange reduced net sales by 2%. Price increases had a 1% positive impact on net sales. Favorable product mix added 2% to net sales, primarily due to growth of the super-premium SK-II brand, which has higher than segment average selling prices. Organic sales increased 3% on organic volume that increased 1%. Global market share of the Beauty segment decreased 0.6 points. Volume decreased low single digits in developed regions. Volume decreased low single digits in developing regions. Excluding minor brand divestitures, organic volume in developing regions increased low single digits.

•
Volume in Hair Care decreased low single digits due to minor brand divestitures. Organic volume increased low single digits. Developed regions decreased low single digits mainly due to competitive activity. Developing regions decreased low single digits due to minor brand divestitures. Organic volume increased low single digits in developing regions behind product innovation and market growth. Global market share of the hair care category decreased more than half a point.

•
Volume in Skin and Personal Care was unchanged including the impact of minor brand divestitures. Organic volume increased low single digits. Developed market volume decreased low single digits following increased pricing and due to competitive activity. Volume increased low single digits in developing regions behind innovation and market growth. Global market share of the skin and personal care category decreased half a point.

Net earnings decreased 3% to $1.9 billion in 2017 due to a 50 basis point decrease in net earnings margin, behind an increase in SG&A as a percentage of net sales. SG&A as a percentage of net sales increased due to increased overhead spending including investments in sales resources and incremental marketing activity. Gross margin decreased slightly as the benefits from productivity savings and higher pricing were more than offset by higher commodity costs and unfavorable mix impacts (driven by Hair Care from an increase in the proportion of lower margin forms and categories, and unfavorable geographic mix, which more than offset benefit from Skin and Personal Care, driven by the growth of SK-II).
GROOMING

($ millions)	2018	Change vs. 2017	2017	Change vs. 2016
Volume	N/A	—%	N/A	2%
Net sales	$6,551	(1)%	$6,642	(3)%
Net earnings	$1,432	(7)%	$1,537	(1)%
% of net sales	21.9%	(120) bps	23.1%	40 bps
Fiscal year 2018 compared with fiscal year 2017
Grooming net sales decreased 1% to $6.6 billion in 2018 on unit volume that was unchanged. Favorable foreign exchange increased net sales by 3%. Price reductions in Shave Care reduced net sales by 3%. Unfavorable mix reduced net sales by 1% driven by disproportionate growth of lower tier shave care products. Organic sales decreased 3% while organic volume was unchanged. Global market share of the Grooming segment decreased 0.8 points. Volume was unchanged in both developed and developing regions.

•
Shave Care volume was unchanged. Volume was unchanged in developed regions as increased competitiveness of our products in the U.S. following price reductions was offset by competitive activity in other markets. Volume in developing regions was unchanged. Global market share of the shave care category decreased slightly.

•	Appliances volume increased high single digits in developed and developing regions due to product innovation. Global market share of the appliances category increased more than half a point.
Net earnings decreased 7% to $1.4 billion in 2018 due to the net sales decrease and a reduction in net earnings margin. Net earnings margin decreased 120 basis points due to a decrease in gross margin and an increase in SG&A as a percentage of net sales. Gross margin decreased due to the negative impact of reduced pricing and the above mentioned unfavorable product mix, partially offset by manufacturing cost savings. SG&A as a percentage of net sales increased due to overhead spending increases and a base period gain on the sale of real estate, partially offset by a reduction in current year marketing spending.
Fiscal year 2017 compared with fiscal year 2016
Grooming net sales decreased 3% to $6.6 billion in 2017 on a 2% increase in unit volume. Unfavorable foreign exchange reduced net sales by 2%. Unfavorable mix reduced net sales

11 The Procter & Gamble Company

by 2% driven by disproportionate growth in emerging markets, where average selling prices are lower than in developed regions, in part due to a higher relative proportion of disposable razors in those markets. Price reductions in the U.S. during the second half of the year taken to address consumer price-competitiveness drove a 1% reduction in net sales. Organic sales were unchanged on organic volume that increased 3%. Global market share of the Grooming segment decreased 0.7 points. Volume increased low single digits in developed and developing regions.

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Shave Care volume increased low single digits. Shave Care volume decreased low single digits in developed regions due to competitive activity and increased low single digits in developing regions behind product innovation. Global market share of the shave care category decreased half a point.

•
Volume in Appliances increased double digits. Volume increased double digits in developed regions and increased low single digits in developing regions due to product innovation. Global market share of the appliances category increased nearly half a point.

Net earnings decreased 1% to $1.5 billion in 2017 due to the reduction in net sales, partially offset by an increase in net earnings margin. Net earnings margin increased 40 basis points due to a decrease in SG&A as a percent of net sales and improved gross margin. SG&A as a percent of net sales decreased due to a gain on the sale of real estate, partially offset by increased overhead spending. Gross margin increased as the benefits of productivity efforts were only partially offset by unfavorable foreign exchange impacts, reduced pricing and negative mix driven by growth in emerging markets, where average selling prices are lower than in developed regions, in part due to a higher relative proportion of disposable razors in those markets.
HEALTH CARE

($ millions)	2018	Change vs. 2017	2017	Change vs. 2016
Volume	N/A	3%	N/A	3%
Net sales	$7,857	5%	$7,513	2%
Net earnings	$1,283	—%	$1,280	2%
% of net sales	16.3%	(70) bps	17.0%	— bps
Fiscal year 2018 compared with fiscal year 2017
Health Care net sales increased 5% to $7.9 billion in 2018 on a 3% increase in unit volume. Favorable foreign exchange impacts increased net sales by 3%. Lower pricing reduced net sales by 1%. Organic sales increased 2% on a 3% increase in organic volume. Global market share of the Health Care segment decreased 0.1 points. Volume increased low single digits in both developed and developing regions.

•
Oral Care volume increased low single digits. Volume increased low single digits in developed regions driven by product innovation and marketing investments in the premium power brush segment. Volume increased low single digits in developing regions due to product innovation and reduced pricing in the form of increased promotional spending. Global market share of the oral care category decreased less than half a point.

•
Volume in Personal Health Care increased mid-single digits. Volume increased low single digits in developed regions and increased high single digits in developing regions due to product innovation and increased consumption from a strong cough/cold season. Global market share of the personal health care category increased less than half a point.

Net earnings were unchanged at $1.3 billion in 2018 as the increase in net sales was offset by a 70 basis-point decrease in net earnings margin. Net earnings margin decreased due to a reduction in gross margin and the impact of a base period gain from minor brand divestitures, partially offset by a reduction in SG&A as a percentage of net sales. Gross margin decreased due to unfavorable mix impact (from the disproportionate growth of larger sizes and club channel which have lower than segment-average margins) and reduced selling prices, partially offset by manufacturing cost savings. SG&A as a percentage of net sales decreased primarily due to the positive scale impacts of the net sales increase.
Fiscal year 2017 compared with fiscal year 2016
Health Care net sales increased 2% to $7.5 billion in 2017 on a 3% increase in unit volume. Unfavorable foreign exchange reduced net sales by 2%. Favorable product mix contributed 1% to net sales due primarily to an increase in power toothbrushes in Oral Care, which have higher than segment-average selling prices. Organic sales increased 5% on organic volume that increased 4%. Global market share of the Health Care segment decreased 0.2 points. Volume increased low single digits in developed regions and increased mid-single digits in developing regions.

•
Oral Care volume increased mid-single digits. Volume increased low single digits in developed regions and increased mid-single digits in developing regions driven by market growth and product innovation. Global market share of the oral care category decreased slightly.

•
Volume in Personal Health Care increased low single digits. Volume increased low single digits in both developed and developing regions behind a stronger cough/cold season relative to prior year, product innovation and expanded distribution. Global market share of the personal health care category was unchanged.

Net earnings increased 2% to $1.3 billion in 2017 due to the increase in net sales. Operating margin was unchanged as a higher gross margin was offset by increased SG&A as a percentage of net sales. Gross margin increased due to productivity cost savings, partially offset by unfavorable geographic mix driven by the disproportionate growth of developing regions, which have lower than segment-average margins. SG&A increased as a percentage of net sales due to increased overhead spending, partially offset by reduced marketing spending.

The Procter & Gamble Company 12

FABRIC & HOME CARE

($ millions)	2018	Change vs. 2017	2017	Change vs. 2016
Volume	N/A	3%	N/A	1%
Net sales	$21,441	3%	$20,717	—%
Net earnings	$2,708	—%	$2,713	(2)%
% of net sales	12.6%	(50) bps	13.1%	(30) bps
Fiscal year 2018 compared with fiscal year 2017
Fabric & Home Care net sales increased 3% to $21.4 billion in 2018 on a 3% increase in unit volume. Favorable foreign exchange increased net sales by 1%. Lower pricing reduced net sales by 1%. Organic sales increased 3% on a 4% increase in organic volume. Global market share of the Fabric & Home Care segment increased 0.1 points. Volume increased mid-single digits in developed regions and increased low single digits in developing regions. Excluding minor brand divestitures, organic volume increased mid-single digits in developing regions.

•
Fabric Care volume increased low single digits. Excluding the impact of minor brand divestitures, organic volume increased mid-single digits. Volume in developed regions increased mid-single digits, due to product innovation and behind lower pricing in the form of increased promotional spending. Volume in developing regions increased low single digits due to product innovation and category growth. Global market share of the Fabric Care category was unchanged.

•
Home Care volume increased low single digits. Volume in developed regions increased low single digits driven by product innovation. Volume in developing regions increased mid-single digits driven by product innovation and category growth. Global market share of the Home Care category was unchanged.

Net earnings were unchanged at $2.7 billion in 2018 as the increase in net sales was offset by a 50 basis-point decrease in net earnings margin. Net earnings margin decreased due to a reduction in Gross margin partially offset by a decrease in SG&A as a percentage of net sales. Gross margin decreased due to unfavorable product mix (due to an increase in the proportion of larger package sizes with lower than segment-average margins and newer product forms that have not yet been cost optimized), increased commodity costs and reduced selling prices, partially offset by manufacturing cost savings. SG&A as a percentage of net sales decreased primarily due to the positive scale impacts of the net sales increase. Net earnings also benefited from a gain on a minor brand divestiture in 2018.
Fiscal year 2017 compared with fiscal year 2016
Fabric & Home Care net sales were unchanged in 2017 at $20.7 billion on a 1% increase in unit volume. Unfavorable foreign exchange reduced net sales by 2%. Favorable geographic mix increased net sales 1%, primarily driven by increased volume in developed regions, which have higher than segment-average selling prices. Organic sales increased 3% on organic volume that increased 2%. Global market share of the Fabric & Home Care segment decreased 0.1 points. Volume increased low single digits in developed regions and decreased low single digits in developing regions. Excluding minor brand divestitures, organic volume increased mid-single digits in developed regions and decreased low single digits in developing regions.

•
Fabric Care volume increased low single digits as a mid-single digit volume increase in developed regions, due primarily to product innovation, was partially offset by a low single-digit decrease in developing regions, driven by competitive activity and reduced distribution of less profitable brands. Global market share of the fabric care category was unchanged.

•
Home Care volume increased low single digits driven by a low single-digit increase in both developed and developing regions due to market growth and product innovation. Global market share of the home care category was unchanged.

Net earnings decreased 2% to $2.7 billion in 2017 due to a 30 basis-point decrease in net earnings margin. Net earnings margin decreased due to an increase in the effective tax rate driven by the geographic mix of earnings. Gross margin expanded slightly, driven by manufacturing cost savings, partially offset by unfavorable foreign exchange impacts and increased commodity costs. SG&A as a percentage of net sales increased slightly due to increased overhead spending.
BABY, FEMININE & FAMILY CARE

($ millions)	2018	Change vs. 2017	2017	Change vs. 2016
Volume	N/A	(1)%	N/A	2%
Net sales	$18,080	(1)%	$18,252	(1)%
Net earnings	$2,251	(10)%	$2,503	(6)%
% of net sales	12.5%	(120) bps	13.7%	(60) bps
Fiscal year 2018 compared with fiscal year 2017
Baby, Feminine & Family Care net sales in 2018 decreased 1% to $18.1 billion on a 1% decrease in unit volume. Favorable foreign exchange increased net sales by 1%. Lower pricing had a negative 1% impact on net sales. Organic sales decreased 2% on a 1% decrease in organic volume. Global market share of the Baby, Feminine & Family Care segment decreased 0.7 points. Volume was unchanged in developed regions and decreased mid-single digits in developing regions. Excluding minor brand divestitures, organic volume in developed regions increased low single digits.

•
Baby Care volume decreased mid-single digits. Volume in developed regions decreased low single digits due to competitive activity and trade inventory reductions. Volume in developing regions decreased high single digits due to competitive activity, market contraction and a reduction in trade inventories. Global market share of the baby care category decreased more than a point.

•	Feminine Care volume decreased low single digits. Excluding the impact of minor brand divestitures, organic volume increased low single digits. Organic

13 The Procter & Gamble Company

volume in developed regions increased low single digits due to product innovation. Volume in developing regions increased low single digits due to product innovation. Global market share of the feminine care category was unchanged.

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Volume in Family Care, which is predominantly a North American business, increased mid-single digits driven by product innovation and distribution gains. In the U.S., all-outlet share of the family care category increased slightly.

Net earnings in 2018 decreased 10% to $2.3 billion primarily due to a 120 basis-point decrease in net earnings margin. Net earnings margin decreased primarily due to a decrease in gross margin driven by an increase in commodity costs, unfavorable product mix (driven by a higher relative mix of larger pack sizes with lower than segment-average margins and newer product forms that have not yet been cost optimized) and reduced selling prices, partially offset by manufacturing cost savings. SG&A as a percentage of net sales decreased marginally due to reduced marketing spending, partially offset by an increase in overhead costs.
Fiscal year 2017 compared with fiscal year 2016
Baby, Feminine & Family Care net sales decreased 1% to $18.3 billion in 2017 on a 2% increase in unit volume. Unfavorable foreign exchange reduced net sales by 2%. Lower pricing had a negative 1% impact on net sales. Organic sales increased 1% on organic volume that increased 2%. Global market share of the Baby, Feminine & Family Care segment decreased 0.1 points. Volume increased low single digits in developed regions and was unchanged in developing regions.

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Volume in Baby Care was unchanged. Volume in developed regions decreased low single digits, primarily due to competitive activity, and volume in developing regions increased low single digits, due to market growth and product innovation. Global market share of the baby care category decreased more than half a point.

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Volume in Feminine Care increased low single digits. Volume in developed regions increased low single digits, driven by product innovation, and volume in developing regions decreased low single digits due to competitive activity and reduced exports to our Venezuelan subsidiaries. Global market share of the feminine care category was unchanged.

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Volume in Family Care, which is predominantly a North American business, increased mid-single digits driven by product innovation and increased merchandising. In the U.S., all-outlet share of the family care category increased less than a point.

Net earnings decreased 6% to $2.5 billion in 2017 due to the reduction in net sales and a 60 basis point decrease in net earnings margin. Net earnings margin decreased as increased SG&A as a percent of net sales was only partially offset by an increase in gross margin. SG&A as a percentage of net sales increased due to increased marketing and overhead spending. Gross margin increased driven by manufacturing cost savings partially offset by unfavorable foreign exchange impacts, lower pricing and unfavorable product mix across business units due to increased net sales in product forms and larger package sizes with lower than segment-average margins.
CORPORATE

($ millions)	2018	Change vs. 2017	2017	Change vs. 2016
Net sales	$497	(2)%	$505	20%
Net earnings/(loss)	$(133)	N/A	$247	N/A
Corporate includes certain operating and non-operating activities not allocated to specific business segments. These include: the incidental businesses managed at the corporate level; financing and investing activities; certain employee benefit costs; other general corporate items; gains and losses related to certain divested brands and categories; and certain restructuring-type activities to maintain a competitive cost structure, including manufacturing and workforce optimization. Corporate also includes reconciling items to adjust the accounting policies used in the segments to U.S. GAAP. The most significant reconciling item is income taxes, to adjust from blended statutory rates that are reflected in the segments to the overall Company effective tax rate. For 2018, the tax impact also includes the impacts of the U.S. Tax Act, which were included in the corporate segment.
Fiscal year 2018 compared with fiscal year 2017
Corporate net sales decreased 2% to $497 million in 2018 due to a decrease in the incidental businesses managed at the corporate level. Corporate net earnings/(loss) from continuing operations decreased by $380 million in 2018, primarily due to:

•	an increase in income tax expense in 2018 caused by the aforementioned $602 million net charge for the transitional impacts of the U.S. Tax Act and

•	an increase in after-tax restructuring charges of approximately $331 million.
These costs were partially offset by lower charges related to the early extinguishment of long-term debt in 2018 versus 2017, the lower tax rate on current year earnings as a result of the U.S. Tax Act and an increase in the proportion of corporate overhead spending allocated to the segments.
Fiscal year 2017 compared with fiscal year 2016
Corporate net sales increased 20%, or $83 million, to $505 million in 2017 primarily due to an increase in the incidental businesses managed at the corporate level. Corporate net earnings from continuing operations improved by approximately $421 million in 2017, primarily due to:

•	lower restructuring charges in 2017 compared to the prior year,

•	a gain on the sale of real estate in the current fiscal year,

•	lower foreign exchange transactional charges,

•	a reduction in the proportion of corporate overhead spending not allocated to the segments, consisting in part of reduced stranded overheads following divestitures, and

The Procter & Gamble Company 14

•
current year tax benefits resulting from the adoption of a new accounting standard on the tax impacts of share-based payments to employees (see Note 1 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes).

These benefits were partially offset by a $345 million after-tax charge on the early extinguishment of long-term debt in fiscal 2017 and lower gains from minor brand divestitures compared to 2016.
Restructuring Program to deliver Productivity and Cost Savings
In 2012, the Company initiated a productivity and cost savings plan to reduce costs and better leverage scale in the areas of supply chain, research and development, marketing and overheads. The plan was designed to accelerate cost reductions by streamlining management decision making, manufacturing and other work processes to fund the Company's growth strategy. In 2017, the Company communicated specific elements of an additional multi-year productivity and cost savings program.
The current productivity and cost savings plan will further reduce costs in the areas of supply chain, certain marketing activities and overhead expenses. As part of this plan, the Company incurred approximately $1.1 billion in total before- tax restructuring costs in fiscal 2018, with an additional amount of approximately $0.8 billion expected in fiscal 2019. This program is expected to result in additional enrollment reductions, along with further optimization of the supply chain and other manufacturing processes. Savings generated from restructuring costs are difficult to estimate, given the nature of the activities, the timing of the execution and the degree of reinvestment. However, we estimate that through 2018, the underlying restructuring costs and other non-manufacturing enrollment reductions since 2012 have delivered approximately $3.3 billion in annual before-tax gross savings.
Restructuring accruals of $513 million as of June 30, 2018 are classified as current liabilities. Approximately 65% of the restructuring charges incurred in fiscal 2018 either have been or will be settled with cash. Consistent with our historical policies for ongoing restructuring-type activities, the resulting charges are funded by and included within Corporate for segment reporting.
In addition to our restructuring programs, we have additional ongoing savings efforts in our supply chain, marketing and overhead areas that yield additional benefits to our operating margins.
Refer to Note 3 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes for more details on the restructuring program and to the Operating Costs section of the MD&A for more information about the total benefit to operating margins from our total savings efforts.

CASH FLOW, FINANCIAL CONDITION AND LIQUIDITY
We believe our financial condition continues to be of high quality, as evidenced by our ability to generate substantial cash from operations and to readily access capital markets at competitive rates.
Operating cash flow provides the primary source of cash to fund operating needs and capital expenditures. Excess operating cash is used first to fund shareholder dividends. Other discretionary uses include share repurchases and acquisitions to complement our portfolio of businesses, brands and geographies. As necessary, we may supplement operating cash flow with debt to fund these activities. The overall cash position of the Company reflects our strong business results and a global cash management strategy that takes into account liquidity management, economic factors and tax considerations.
Operating Cash Flow
Fiscal year 2018 compared with fiscal year 2017
Operating cash flow was $14.9 billion in 2018, a 17% increase from the prior year. Net earnings, adjusted for non-cash items (depreciation and amortization, loss on extinguishment of debt, share-based compensation, deferred income taxes and gain on sale of assets) generated $11.4 billion of operating cash flow. Working capital and other impacts generated $3.5 billion of operating cash flow as summarized below.

•
An increase in accounts receivable used $177 million of cash due to increased sales and the timing of the year-end (which fell on a weekend, resulting in fewer days collection). The number of days sales outstanding remained flat versus prior year.

•
Higher inventory used $188 million of cash mainly due to inventory increases to support initiatives and business growth across all segments. Inventory days on hand decreased approximately 1 day primarily due to foreign exchange impacts.

•
Accounts payable, accrued and other liabilities increased, generating $1.4 billion of cash. This was primarily driven by extended payment terms with our suppliers and an increase in fourth quarter marketing activity versus the prior year. These factors, along with offsetting impacts of foreign exchange, drove a 2 day increase in days payable outstanding. Although difficult to project due to market and other dynamics, we anticipate incremental cash flow benefits from the extended payment terms with suppliers could decline slightly over the next fiscal year.

•	Other operating assets and liabilities generated $2.0 billion of cash, primarily driven by the long-term portion of the payable related to the U.S. Tax Act repatriation charge.
Fiscal year 2017 compared with fiscal year 2016
Operating cash flow was $12.8 billion in 2017, a 17% decrease from the prior year. Net earnings, adjusted for non-cash items (depreciation and amortization, share-based compensation, deferred income taxes, loss/(gain) on sale of

15 The Procter & Gamble Company

assets and impairment charges) and the loss on early extinguishment of debt generated $13.0 billion of operating cash flow. Working capital and other impacts used $281 million of operating cash flow.

•
An increase in accounts receivable used $322 million of cash due to higher relative sales late in the period as compared to the prior period, partially offset by collection of approximately $150 million of retained receivables from the Beauty Brands business. In addition, the number of days sales outstanding increased 1 day due in part to foreign exchange impacts.

•
Lower inventory generated $71 million of cash mainly due to supply chain optimizations, partially offset by increases to support business growth and increased commodity costs. Inventory days on hand decreased approximately 1 day primarily due to supply chain optimizations.

•
Accounts payable, accrued and other liabilities decreased, using $149 million in operating cash flow. This was caused by reduced accruals from lower fourth quarter marketing and overhead activities as compared to the base period, as well as the payment of approximately $595 million of accounts payable and accrued liabilities related to the divestiture of the Beauty Brands business, including liabilities retained by the Company pursuant to the terms of the agreement. These impacts were partially offset by approximately $700 million related to extended payment terms with our suppliers. These factors, along with the impact of foreign exchange, drove a 4 day increase in days payable outstanding.

•	Other operating assets and liabilities used $43 million of cash.
Adjusted Free Cash Flow. We view adjusted free cash flow as an important measure because it is a factor impacting the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investment. It is defined as operating cash flow less capital expenditures and excluding tax payments related to certain divestitures and is one of the measures used to evaluate senior management and determine their at-risk compensation.
Fiscal year 2018 compared with fiscal year 2017
Adjusted free cash flow was $11.2 billion in 2018, an increase of 14% versus the prior year. The increase was primarily driven by the increase in operating cash flows as discussed above. Adjusted free cash flow productivity, defined as the ratio of adjusted free cash flow to net earnings, excluding the transitional impact of the U.S. Tax Act and the loss on early extinguishment of debt, was 104% in 2018.
Fiscal year 2017 compared with fiscal year 2016
Adjusted free cash flow was $9.8 billion in 2017, a decrease of 19% versus the prior year. The decrease was primarily driven by the decrease in operating cash flows. Adjusted free cash flow productivity, defined as the ratio of adjusted free cash flow to net earnings, excluding the loss on debt extinguishment and impacts of the sale of the Beauty Brands, was 94% in 2017.

Investing Cash Flow
Fiscal year 2018 compared with fiscal year 2017
Net investing activities consumed $3.5 billion in cash in 2018 mainly due to capital spending and purchases of short-term investments, partially offset by proceeds from asset sales and sales and maturities of short-term investments.
Fiscal year 2017 compared with fiscal year 2016
Net investing activities consumed $6.7 billion in cash in 2017 mainly due to capital spending and purchases of short-term investments, partially offset by proceeds from asset sales and sales and maturities of short-term investments.
Capital Spending. Capital expenditures, primarily to support capacity expansion, innovation and cost efficiencies, were $3.7 billion in 2018 and $3.4 billion in 2017. Capital spending as a percentage of net sales increased 40 basis points to 5.6% in 2018. Capital spending as a percentage of net sales was 5.2% in 2017.
Acquisitions. Acquisition activity used cash of $109 million in 2018, primarily related to acquisitions in the Beauty segment. Acquisition activity was not material in 2017.
Proceeds from Divestitures and Other Asset Sales. Proceeds from asset sales in 2018 contributed $269 million in cash, primarily from minor brand divestitures. Proceeds from asset sales contributed $571 million in cash in 2017 primarily from real estate sales and other minor brand divestitures. The Company transferred $475 million of cash to the discontinued Beauty Brands business.
Financing Cash Flow
Dividend Payments. Our first discretionary use of cash is dividend payments. Dividends per common share increased 3.3% to $2.79 per share in 2018. Total dividend payments to common and preferred shareholders were $7.3 billion in 2018 and $7.2 billion in 2017. In April 2018, the Board of Directors declared an increase in our quarterly dividend from $0.6896 to $0.7172 per share on Common Stock and Series A and B ESOP Convertible Class A Preferred Stock. This represents a 4% increase compared to the prior quarterly dividend and is the 62nd consecutive year that our dividend has increased. We have paid a dividend for 128 years, every year since our incorporation in 1890.
Long-Term and Short-Term Debt. We maintain debt levels we consider appropriate after evaluating a number of factors, including cash flow expectations, cash requirements for ongoing operations, investment and financing plans (including acquisitions and share repurchase activities) and the overall cost of capital. Total debt was $31.3 billion as of June 30, 2018 and $31.6 billion as of June 30, 2017.
Treasury Purchases. Total share repurchases were $7.0 billion in 2018 and $5.2 billion in 2017.
Liquidity
At June 30, 2018, our current liabilities exceeded current assets by $4.9 billion, largely due to short-term borrowings under our commercial paper program. We anticipate being able to support our short-term liquidity and operating needs largely through cash generated from operations. The

The Procter & Gamble Company 16

Company regularly assesses its cash needs and the available sources to fund these needs. As of June 30, 2018, $11.4 billion of the Company’s cash, cash equivalents and marketable securities was held off-shore by foreign subsidiaries. This balance has declined versus the prior year primarily due to cash repatriations following the enactment of the U.S. Tax Act. Under current law, we do not expect restrictions or taxes on repatriation of cash held outside of the U.S. to have a material effect on our overall liquidity, financial condition or the results of operations for the foreseeable future. Of the June 30, 2018 balance of off-shore cash, cash equivalents and marketable securities, the majority relates to various Western European countries. As of June 30, 2018, we did not have material cash, cash equivalents and marketable securities balances in any country subject to exchange controls that significantly restrict our ability to access or repatriate the funds.
We utilize short- and long-term debt to fund discretionary items, such as acquisitions and share repurchases. We have strong short- and long-term debt ratings, which have enabled, and should continue to enable, us to refinance our debt as it becomes due at favorable rates in commercial paper and bond markets. In addition, we have agreements with a diverse group of financial institutions that, if needed, should provide sufficient credit funding to meet short-term financing requirements.
On June 30, 2018, our short-term credit ratings were P-1 (Moody's) and A-1+ (Standard & Poor's), while our long-

term credit ratings were Aa3 (Moody's) and AA- (Standard & Poor's), all with a stable outlook.
We maintain bank credit facilities to support our ongoing commercial paper program. The current facility is an $8.0 billion facility split between a $3.2 billion five-year facility and a $4.8 billion 364-day facility, which expire in November 2022 and November 2018, respectively. Both facilities can be extended for certain periods of time as specified in the terms of the credit agreement. These facilities are currently undrawn and we anticipate that they will remain undrawn. These credit facilities do not have cross-default or ratings triggers, nor do they have material adverse events clauses, except at the time of signing. In addition to these credit facilities, we have an automatically effective registration statement on Form S-3 filed with the SEC that is available for registered offerings of short- or long-term debt securities. For additional details on debt see Note 10 to Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes.
Guarantees and Other Off-Balance Sheet Arrangements
We do not have guarantees or other off-balance sheet financing arrangements, including variable interest entities, which we believe could have a material impact on our financial condition or liquidity.

Contractual Commitments
The following table provides information on the amount and payable date of our contractual commitments as of June 30, 2018.

Amounts in millions	Total	Less Than 1 Year	1-3 Years	3-5 Years	After 5 Years
RECORDED LIABILITIES
Total debt	$31,217	$10,407	$4,630	$5,224	$10,956
Capital leases	107	22	35	23	27
U.S. Tax Act transitional charge (1)	2,884	231	462	462	1,730
Uncertain tax positions (2)	—	—	—	—	—
OTHER
Interest payments relating to long-term debt	4,944	574	1,033	811	2,526
Operating leases (3)	1,338	275	442	325	296
Minimum pension funding (4)	402	131	271	—	—
Purchase obligations (5)	1,129	778	167	47	137
TOTAL CONTRACTUAL COMMITMENTS	$42,021	$12,418	$7,039	$6,891	$15,673

(1)
Represents the U.S. federal tax liability associated with the repatriation provisions of the U.S. Tax Act. Does not include any provisions made for foreign withholding taxes on expected repatriations as the timing of those payments is uncertain.

(2)
As of June 30, 2018, the Company's Consolidated Balance Sheet reflects a liability for uncertain tax positions of $584 million, including $114     million of interest and penalties. Due to the high degree of uncertainty regarding the timing of future cash outflows of liabilities for uncertain tax positions beyond one year, a reasonable estimate of the period of cash settlement beyond twelve months from the balance sheet date of June 30, 2018, cannot be made.

(3)	Operating lease obligations are shown net of guaranteed sublease income.

(4)
Represents future pension payments to comply with local funding requirements. These future pension payments assume the Company continues to meet its future statutory funding requirements. Considering the current economic environment in which the Company operates, the Company believes its cash flows are adequate to meet the future statutory funding requirements. The projected payments beyond fiscal year 2020 are not currently determinable.

(5)
Primarily reflects future contractual payments under various take-or-pay arrangements entered into as part of the normal course of business. Commitments made under take-or-pay obligations represent minimum commitments under take-or-pay agreements with suppliers and are

17 The Procter & Gamble Company

in line with expected usage. This includes service contracts for information technology, human resources management and facilities management activities that have been outsourced. Such amounts also include arrangements with suppliers that qualify as embedded operating leases. While the amounts listed represent contractual obligations, we do not believe it is likely that the full contractual amount would be paid if the underlying contracts were canceled prior to maturity. In such cases, we generally are able to negotiate new contracts or cancellation penalties, resulting in a reduced payment. The amounts do not include other contractual purchase obligations that are not take-or-pay arrangements. Such contractual purchase obligations are primarily purchase orders at fair value that are part of normal operations and are reflected in historical operating cash flow trends. We do not believe such purchase obligations will adversely affect our liquidity position.

SIGNIFICANT ACCOUNTING POLICIES AND ESTIMATES
In preparing our financial statements in accordance with U.S. GAAP, there are certain accounting policies that may require a choice between acceptable accounting methods or may require substantial judgment or estimation in their application. These include revenue recognition, income taxes, certain employee benefits and goodwill and intangible assets. We believe these accounting policies, and others set forth in Note 1 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes, should be reviewed as they are integral to understanding the results of operations and financial condition of the Company.
The Company has discussed the selection of significant accounting policies and the effect of estimates with the Audit Committee of the Company's Board of Directors.
Revenue Recognition
Sales are recognized when revenue is realized or realizable and has been earned.  For us, this generally means revenue is recognized when title to the product, ownership and risk of loss transfer to the customer, which can be on the date of shipment or the date of receipt by the customer.  Trade promotions, consisting primarily of customer pricing allowances, in-store merchandising funds, advertising and other promotional activities, and consumer coupons, are offered through various programs to customers and consumers.  Sales are recorded net of trade promotion spending, which is recognized as incurred, generally at the time of the sale.  Amounts accrued for trade promotions at the end of a period require estimation, based on contractual terms, customer performance, sales volumes and historical utilization and redemption rates.  The actual amounts paid may be different from such estimates.  These differences, which have historically not been significant, are recognized as a change in management estimate in a subsequent period.  The Company will adopt ASU 2014-09, “Revenue from Contracts with Customers” on July 1, 2018.  Adoption of this standard will result in a change in the timing of recognition of certain trade promotional spending.   See Note 1 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes.
Income Taxes
Our annual tax rate is determined based on our income, statutory tax rates and the tax impacts of items treated differently for tax purposes than for financial reporting purposes. Also inherent in determining our annual tax rate are judgments and assumptions regarding the recoverability of certain deferred tax balances, primarily net operating loss and other carryforwards, and our ability to uphold certain tax positions.
Realization of net operating losses and other carryforwards is dependent upon generating sufficient taxable income in the appropriate jurisdiction prior to the expiration of the carryforward periods, which involves business plans, planning opportunities and expectations about future outcomes. Although realization is not assured, management believes it is more likely than not that our deferred tax assets, net of valuation allowances, will be realized.
We operate in multiple jurisdictions with complex tax policy and regulatory environments. In certain of these jurisdictions, we may take tax positions that management believes are supportable, but are potentially subject to successful challenge by the applicable taxing authority. These interpretational differences with the respective governmental taxing authorities can be impacted by the local economic and fiscal environment.
A core operating principle is that our tax structure is based on our business operating model, such that profits are earned in line with the business substance and functions of the various legal entities. However, because of the complexity of transfer pricing concepts, we may have income tax uncertainty related to the determination of intercompany transfer prices for our various cross-border transactions. We have obtained and continue to prioritize the strategy of seeking advance rulings with tax authorities to reduce this uncertainty. We estimate that our current portfolio of advance rulings reduces this uncertainty with respect to over 70% of our global earnings. We evaluate our tax positions and establish liabilities in accordance with the applicable accounting guidance on uncertainty in income taxes. We review these tax uncertainties in light of changing facts and circumstances, such as the progress of tax audits, and adjust them accordingly. We have a number of audits in process in various jurisdictions. Although the resolution of these tax positions is uncertain, based on currently available information, we believe that the ultimate outcomes will not have a material adverse effect on our financial position, results of operations or cash flows.
Because there are a number of estimates and assumptions inherent in calculating the various components of our tax provision, certain changes or future events such as changes in tax legislation, geographic mix of earnings, completion of tax audits or earnings repatriation plans could have an impact on those estimates and our effective tax rate. For additional details on the Company's income taxes, see Note 5 to Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes.

The Procter & Gamble Company 18

Employee Benefits
We sponsor various post-employment benefits throughout the world. These include pension plans, both defined contribution plans and defined benefit plans, and other post-employment benefit (OPEB) plans, consisting primarily of health care and life insurance for retirees. For accounting purposes, the defined benefit pension and OPEB plans require assumptions to estimate the projected and accumulated benefit obligations, including the following variables: discount rate; expected salary increases; certain employee-related factors, such as turnover, retirement age and mortality; expected return on assets; and health care cost trend rates. These and other assumptions affect the annual expense and obligations recognized for the underlying plans. Our assumptions reflect our historical experiences and management's best judgment regarding future expectations. As permitted by U.S. GAAP, the net amount by which actual results differ from our assumptions is deferred. If this net deferred amount exceeds 10% of the greater of plan assets or liabilities, a portion of the deferred amount is included in expense for the following year. The cost or benefit of plan changes, such as increasing or decreasing benefits for prior employee service (prior service cost), is deferred and included in expense on a straight-line basis over the average remaining service period of the employees expected to receive benefits.
The expected return on plan assets assumption impacts our defined benefit expense since many of our defined benefit pension plans and our primary OPEB plan are partially funded. The process for setting the expected rates of return is described in Note 8 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes. For 2018, the average return on assets assumptions for pension plan assets and OPEB assets was 6.8% and 8.3%, respectively. A change in the rate of return of 100 basis points for both pension and OPEB assets would impact annual after-tax benefit expense by approximately $115 million.
Since pension and OPEB liabilities are measured on a discounted basis, the discount rate impacts our plan obligations and expenses. Discount rates used for our U.S. defined benefit pension and OPEB plans are based on a yield curve constructed from a portfolio of high quality bonds for which the timing and amount of cash outflows approximate the estimated payouts of the plan. For our international plans, the discount rates are set by benchmarking against investment grade corporate bonds rated AA or better. The average discount rate on the defined benefit pension plans of 2.5% represents a weighted average of local rates in countries where such plans exist. A 100 basis point change in the discount rate would impact annual after-tax benefit expense by approximately $190 million. The average discount rate on the OPEB plan of 4.2% reflects the higher interest rates generally applicable in the U.S., which is where a majority of the plan participants receive benefits. A 100 basis point change in the discount rate would impact annual after-tax OPEB expense by approximately $65 million. For additional details on our defined benefit pension and OPEB plans, see

Note 8 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes.
Goodwill and Intangible Assets
Significant judgment is required to estimate the fair value of our goodwill reporting units and intangible assets. Accordingly, we typically obtain the assistance of third-party valuation specialists for significant goodwill reporting units and intangible assets. The fair value estimates are based on available historical information and on future expectations. We typically estimate the fair value of these assets using the income method, which is based on the present value of estimated future cash flows attributable to the respective assets. The valuations used to test goodwill and intangible assets for impairment are dependent on a number of significant estimates and assumptions, including macroeconomic conditions, overall category growth rates, competitive activities, cost containment and margin progression, Company business plans and the discount rate applied to cash flows.
Indefinite lived intangible assets and goodwill are not amortized, but are tested separately at least annually for impairment. Assumptions used in our impairment evaluations, such as forecasted growth rates and cost of capital, are consistent with internal projections and operating plans. We believe these estimates and assumptions are reasonable and comparable to those that would be used by other marketplace participants. Unanticipated market or macroeconomic events and circumstances may occur, which could affect the accuracy or validity of the estimates and assumptions. For example, future changes in the judgments, assumptions and estimates that are used in our impairment testing for goodwill and indefinite lived intangible assets, including discount and tax rates or future cash flow projections, could result in significantly different estimates of the fair values. In addition, changes to, or a failure to achieve business plans or deterioration of macroeconomic conditions could result in reduced cash flows or higher discount rates, leading to a lower valuation that would trigger an impairment of the goodwill and intangible assets of these businesses.
We test individual indefinite lived intangible assets by comparing the book value of each asset to the estimated fair value. Our impairment testing for goodwill is performed separately from our impairment testing of indefinite lived intangible assets. The test to evaluate goodwill for impairment is a two step process. In the first step, we compare the fair value of the reporting unit to its carrying value. If the fair value of the reporting unit is less than its carrying value, we perform a second step to determine the implied fair value of the reporting unit's goodwill. The second step of the impairment analysis requires a valuation of a reporting unit's tangible and intangible assets and liabilities in a manner similar to the allocation of purchase price in a business combination. If the resulting implied fair value of the reporting unit's goodwill is less than its carrying value, that difference represents an impairment.

19 The Procter & Gamble Company

Determining the useful life of an intangible asset also requires judgment. Certain brand intangible assets are expected to have indefinite lives based on their history and our plans to continue to support and build the acquired brands. Other acquired intangible assets (e.g., certain brands, all customer relationships, patents and technologies) are expected to have determinable useful lives. Our assessment as to brands that have an indefinite life and those that have a determinable life is based on a number of factors including competitive environment, market share, brand history, underlying product life cycles, operating plans and the macroeconomic environment of the countries in which the brands are sold. Determinable-lived intangible assets are amortized to expense over their estimated lives. An impairment assessment for determinable-lived intangibles is only required when an event or change in circumstances indicates that the carrying amount of the asset may not be recoverable.
Most of our goodwill reporting units are comprised of a combination of legacy and acquired businesses and as a result have fair value cushions that, at a minimum, exceed two times their underlying carrying values. Certain of our goodwill reporting units, in particular Shave Care and Appliances, are comprised entirely of acquired businesses and as a result have fair value cushions that are not as high. Both of these wholly-acquired reporting units have fair value cushions (the fair values currently exceed the underlying carrying values). However, the overall Shave Care cushion, as well as the related Gillette indefinite-lived intangible asset cushion, have both been reduced to below 10%, both due in large part to an increased competitive market environment, a deceleration of category growth caused by changing grooming habits and significant currency devaluations in a number of countries relative to the U.S. dollar that have occurred in recent years, and which has contributed to reduced cash flow projections. As a result, this reporting unit and indefinite-lived intangible asset are more susceptible to impairment risk.
The most significant assumptions utilized in the determination of the estimated fair values of Shave Care reporting unit and the Gillette indefinite-lived intangible asset are the residual net sales and earnings growth rates and discount rate. The residual growth rate represents the expected rate at which the reporting unit and Gillette brand are expected to grow beyond the 10-year time horizon. The residual growth rate utilized in our fair value estimates is consistent with the reporting unit and brand operating plans, and approximates expected long term category market growth rates. The residual growth rate is dependent on overall market growth rates, the competitive environment, inflation, relative currency exchange rates and business activities that impact market share. As a result, the residual growth rate could be adversely impacted by a sustained deceleration in category growth, grooming habit changes, devaluation of currencies against the U.S. dollar or an increased competitive environment. The discount rate, which is consistent with a weighted average cost of capital that is likely to be expected by a market participant, is based upon industry required rates of return, including consideration of both debt and equity components of the capital structure. Our discount rate may be impacted by adverse changes in the macroeconomic environment, volatility in the equity and debt markets or other country specific factors, such as further devaluation of currencies against the U.S. dollar and changes in expected rates of inflation. While management can and has implemented strategies to address these events, significant changes in operating plans or adverse changes in the future could reduce the underlying cash flows used to estimate fair values and could result in a decline in fair value that could trigger future impairment charges of the business unit's goodwill and indefinite-lived intangibles. As of June 30, 2018, the carrying values of Shave Care goodwill and the Gillette indefinite-lived intangible asset are $19.5 billion and $15.7 billion, respectively.
The table below provides a sensitivity analysis for the Shave Care reporting unit and the Gillette indefinite lived intangible asset, utilizing reasonably possible changes in the assumptions for the residual net sales growth rate and the discount rate, to demonstrate the potential impacts to the estimated fair values. The table below provides, in isolation, the estimated fair value impacts related to a 50 basis point decrease to our residual net sales growth rate or a 50 basis point increase to our discount rate. Given the size of the fair value cushions, changes in the assumptions of this magnitude would result in an impairment of the underlying goodwill and could result in an impairment of the indefinite lived intangible asset.

	Approximate Percent Change in Estimated Fair Value
	+50 bps Discount Rate	-50 bps Residual Growth
Shave Care goodwill reporting unit	(10)%	(7)%
Gillette indefinite-lived intangible asset	(10)%	(7)%
See Note 4 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes for additional discussion on goodwill and intangible asset impairment testing results.
New Accounting Pronouncements
Refer to Note 1 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes for recently adopted accounting pronouncements and recently issued accounting pronouncements not yet adopted as of June 30, 2018.

OTHER INFORMATION
Hedging and Derivative Financial Instruments
As a multinational company with diverse product offerings, we are exposed to market risks, such as changes in interest rates, currency exchange rates and commodity prices. We evaluate exposures on a centralized basis to take advantage of natural exposure correlation and netting. Except within

The Procter & Gamble Company 20

financing operations, we leverage the Company's diversified portfolio of exposures as a natural hedge and prioritize operational hedging activities over financial market instruments. To the extent we choose to further manage volatility associated with the net exposures, we enter into various financial transactions which we account for using the applicable accounting guidance for derivative instruments and hedging activities. These financial transactions are governed by our policies covering acceptable counterparty exposure, instrument types and other hedging practices. See Note 9 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes for a discussion of our accounting policies for derivative instruments.
Derivative positions are monitored using techniques including market valuation, sensitivity analysis and value-at-risk modeling. The tests for interest rate, currency rate and commodity derivative positions discussed below are based on the RiskManager™ value-at-risk model using a one-year horizon and a 95% confidence level. The model incorporates the impact of correlation (the degree to which exposures move together over time) and diversification (from holding multiple currency, commodity and interest rate instruments) and assumes that financial returns are normally distributed. Estimates of volatility and correlations of market factors are drawn from the RiskMetrics™ dataset as of June 30, 2018. In cases where data is unavailable in RiskMetrics™, a reasonable proxy is included.
Our market risk exposures relative to interest rates, currency rates and commodity prices, as discussed below, have not changed materially versus the previous reporting period. In addition, we are not aware of any facts or circumstances that would significantly impact such exposures in the near term.
Interest Rate Exposure on Financial Instruments. Interest rate swaps are used to hedge exposures to interest rate movement on underlying debt obligations. Certain interest rate swaps denominated in foreign currencies are designated to hedge exposures to currency exchange rate movements on our investments in foreign operations. These currency interest rate swaps are designated as hedges of the Company's foreign net investments.
Based on our interest rate exposure as of and during the year ended June 30, 2018, including derivative and other instruments sensitive to interest rates, we believe a near-term change in interest rates, at a 95% confidence level based on historical interest rate movements, would not materially affect our financial statements.
Currency Rate Exposure on Financial Instruments. Because we manufacture and sell products and finance operations in a number of countries throughout the world, we are exposed to the impact on revenue and expenses of movements in currency exchange rates. Corporate policy prescribes the range of allowable hedging activity. To manage the exchange rate risk associated with the financing of our operations, we primarily use forward contracts and currency swaps with maturities of less than 18 months. In addition, we have entered into certain currency swaps with maturities of up to five years to hedge our exposure to exchange rate movements on intercompany financing transactions.
Based on our currency rate exposure on derivative and other instruments as of and during the year ended June 30, 2018, we believe, at a 95% confidence level based on historical currency rate movements, the impact on such instruments of a near-term change in currency rates would not materially affect our financial statements.
Commodity Price Exposure on Financial Instruments. We use raw materials that are subject to price volatility caused by weather, supply conditions, political and economic variables and other unpredictable factors. We may use futures, options and swap contracts to manage the volatility related to the above exposures.
As of and during the years ended June 30, 2018 and June 30, 2017, we did not have any commodity hedging activity.
Measures Not Defined By U.S. GAAP
In accordance with the SEC's Regulation G, the following provides definitions of the non-GAAP measures and the reconciliation to the most closely related GAAP measures. We believe that these measures provide useful perspective of underlying business trends (i.e. trends excluding non-recurring or unusual items) and results and provide a supplemental measure of year-on-year results. The non-GAAP measures described below are used by management in making operating decisions, allocating financial resources and for business strategy purposes. These measures may be useful to investors as they provide supplemental information about business performance and provide investors a view of our business results through the eyes of management. These measures are also used to evaluate senior management and are a factor in determining their at-risk compensation. These non-GAAP measures are not intended to be considered by the user in place of the related GAAP measure, but rather as supplemental information to our business results. These non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in method and in the items or events being adjusted. These measures include:
Organic Sales Growth. Organic sales growth is a non-GAAP measure of sales growth excluding the impacts of the India Goods & Services Tax changes, the impact of the Venezuela deconsolidation, acquisitions, divestitures and foreign exchange from year-over-year comparisons. We believe this measure provides investors with a supplemental understanding of underlying sales trends by providing sales growth on a consistent basis, and this measure is used in assessing achievement of management goals for at-risk compensation.

21 The Procter & Gamble Company

The following tables provide a numerical reconciliation of organic sales growth to reported net sales growth:

Year ended June 30, 2018	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (1)	Organic Sales Growth
Beauty	9%	(2)%	—%	7%
Grooming	(1)%	(3)%	1%	(3)%
Health Care	5%	(3)%	—%	2%
Fabric & Home Care	3%	(1)%	1%	3%
Baby, Feminine & Family Care	(1)%	(1)%	—%	(2)%
TOTAL COMPANY	3%	(2)%	—%	1%

Year ended June 30, 2017	Net Sales Growth	Foreign Exchange Impact	Acquisition & Divestiture Impact/Other (2)	Organic Sales Growth
Beauty	—%	2%	1%	3%
Grooming	(3)%	2%	1%	—%
Health Care	2%	2%	1%	5%
Fabric & Home Care	—%	2%	1%	3%
Baby, Feminine & Family Care	(1)%	2%	—%	1%
TOTAL COMPANY	—%	2%	—%	2%

(1)
Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures, the impact of the India Goods and Services Tax implementation and rounding impacts necessary to reconcile net sales to organic sales.

(2)
Acquisition & Divestiture Impact/Other includes the volume and mix impact of acquisitions and divestitures, the impact of the Venezuela deconsolidation and rounding impacts necessary to reconcile net sales to organic sales.

Adjusted Free Cash Flow. Adjusted free cash flow is defined as operating cash flow less capital spending and excluding certain divestiture impacts (tax payments related to certain divestitures). Adjusted free cash flow represents the cash that the Company is able to generate after taking into account planned maintenance and asset expansion. We view adjusted free cash flow as an important measure because it is one factor used in determining the amount of cash available for dividends, share repurchases, acquisitions and other discretionary investment.
The following table provides a numerical reconciliation of adjusted free cash flow ($ millions):

	Operating Cash Flow	Capital Spending	Divestiture impacts (1)	Adjusted Free Cash Flow
2018	$14,867	$(3,717)	$—	$11,150
2017	12,753	(3,384)	418	9,787
2016	15,435	(3,314)	—	12,121

(1)	Divestiture impacts relate to tax payments for the Beauty Brands divestiture in fiscal 2017.
Adjusted Free Cash Flow Productivity. Adjusted free cash flow productivity is defined as the ratio of adjusted free cash flow to net earnings excluding the transitional impact of the U.S. Tax Act, the losses on early debt extinguishment, the gain on the sale of the Batteries and Beauty Brands businesses and Batteries impairments. We view adjusted free cash flow productivity as a useful measure to help investors understand P&G’s ability to generate cash. Adjusted free cash flow productivity is used by management in making operating decisions, in allocating financial resources and for budget planning purposes. This measure is used in assessing the achievement of management goals for at-risk compensation. The Company's long-term target is to generate annual adjusted free cash flow productivity at or above 90 percent.
The following table provides a numerical reconciliation of adjusted free cash flow productivity ($ millions):

	Net Earnings	Adjustments to Net Earnings (1)	Net Earnings Excluding Adjustments	Adjusted Free Cash Flow	Adjusted Free Cash Flow Productivity
2018	$9,861	$845	$10,706	$11,150	104%
2017	15,411	(4,990)	10,421	9,787	94%
2016	10,604	(72)	10,532	12,121	115%

(1)
Adjustments to Net Earnings relate to the transitional impact of the U.S. Tax Act in fiscal 2018, the losses on early debt extinguishment in fiscal 2018 and 2017, the gain on the sale of the Beauty Brands business in 2017, and the gain on the sale of the Batteries business and the Batteries impairment in fiscal 2016.

Core EPS. Core EPS is a measure of the Company's diluted net earnings per share from continuing operations adjusted as indicated. Management views this non-GAAP measure as a useful supplemental measure of Company performance over time. The table below provides a reconciliation of diluted net earnings per share to Core EPS, including the following reconciling items:

•
Incremental Restructuring: The Company has had and continues to have an ongoing level of restructuring activities. Such activities have resulted in ongoing annual restructuring related charges of approximately $250 - $500 million before tax. In 2012, the Company began a $10 billion strategic productivity and cost savings initiative that includes incremental restructuring activities. In 2017, we communicated details of an additional multi-year productivity and cost savings plan. This results in incremental restructuring charges to accelerate productivity efforts and cost savings. The adjustment to Core earnings includes only the restructuring costs above what we believe are the normal recurring level of restructuring costs.

•
Transitional Impacts of the U.S. Tax Act: As discussed in Note 5 in Exhibit 99.3 Revised Consolidated Financial Statements and Accompanying Notes, the U.S. government enacted comprehensive tax legislation commonly referred to as the Tax Cuts and Jobs Act (the “U.S. Tax Act”) in December 2017.  This resulted in a net charge of $602 million for the fiscal year 2018.

The Procter & Gamble Company 22

The adjustment to core earnings only includes this transitional impact.  It does not include the ongoing impacts of the lower U.S. statutory rate on current year earnings.

•
Early debt extinguishment charges: In fiscal 2018 and 2017, the Company recorded after-tax charges of $243 million and $345 million, respectively, due to the early extinguishment of certain long-term debt.  These charges represent the difference between the reacquisition price and the par value of the debt extinguished.

•
Charges for certain European legal matters: Several countries in Europe issued separate complaints alleging that the Company, along with several other companies, engaged in violations of competition laws in prior periods. In 2016, the Company incurred after-tax charges of $11 million to adjust legal reserves related to these matters.

We do not view the above items to be indicative of underlying business results and their exclusion from Core earnings measures provides a more comparable measure of year-on-year results. These items are also excluded when evaluating senior management in determining their at-risk compensation.

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2018
	AS REPORTED (GAAP)	INCREMENTAL RESTRUCTURING	TRANSITIONAL IMPACTS OF THE U.S. TAX ACT	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$34,432	$(724)	$—		$(1)	$33,707
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	19,037	(1)	—		1	19,037
OPERATING INCOME	13,363	725	—		—	14,088
INCOME TAX ON CONTINUING OPERATIONS	3,465	129	(602)	103	—	3,095
NET EARNINGS ATTRIBUTABLE TO P&G	9,750	610	602	243	(1)	11,204
						Core EPS
DILUTED NET EARNINGS PER COMMON SHARE*	$3.67	$0.23	$0.23	$0.09	$—	$4.22
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE EPS	8%

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2017
	AS REPORTED (GAAP)	DISCONTINUED OPERATIONS	INCREMENTAL RESTRUCTURING	EARLY DEBT EXTINGUISHMENT	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$32,638	$—	$(498)	$—	$—	$32,140
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	18,654	—	107	—	—	18,761
OPERATING INCOME	13,766	—	391	—	—	14,157
INCOME TAX ON CONTINUING OPERATIONS	3,063	—	120	198	—	3,381
NET EARNINGS ATTRIBUTABLE TO P&G	15,326	(5,217)	279	345	(1)	10,732
						Core EPS
DILUTED NET EARNINGS PER COMMON SHARE*	$5.59	$(1.90)	$0.10	$0.13	$—	$3.92
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.

CHANGE VERSUS YEAR AGO
CORE EPS	7%

23 The Procter & Gamble Company

THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES (Amounts in Millions Except Per Share Amounts) Reconciliation of Non-GAAP Measures
Twelve Months Ended June 30, 2016
	AS REPORTED (GAAP)	DISCONTINUED OPERATIONS	INCREMENTAL RESTRUCTURING	CHARGES FOR EUROPEAN LEGAL MATTERS	ROUNDING	NON-GAAP (CORE)
COST OF PRODUCTS SOLD	$33,024	$—	$(624)	$—	$—	$32,400
SELLING, GENERAL, AND ADMINISTRATIVE EXPENSE	19,017	—	42	(13)	—	19,046
OPERATING INCOME	13,258	—	582	13	—	13,853
INCOME TAX ON CONTINUING OPERATIONS	3,342	—	94	2	(1)	3,437
NET EARNINGS ATTRIBUTABLE TO P&G	10,508	(577)	499	11	—	10,441
						Core EPS
DILUTED NET EARNINGS PER COMMON SHARE*	$3.69	$(0.20)	$0.18	$—	$—	$3.67
* Diluted net earnings per share are calculated on Net earnings attributable to Procter & Gamble.